Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact: D. Joseph Gersuk, EVP/CFO Angela Girard MapInfo Corporation 518-285-6000 www.mapinfo.com	Investor Contact: John Heilshorn/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 jody@lhai.com	Media Contact: Carol McGarry/Lauren Arnold Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo Acquires Thompson Associates, A Leader in
Retail Location Intelligence

Acquisition Strengthens MapInfo's Presence in the aCRM Market

TROY, NY- January 6, 2003- MapInfo Corporation (Nasdaq: MAPS) today acquired privately-held Thompson Associates, a provider of location-based analytical services and business intelligence software for the retail, restaurant and real estate sectors headquartered in Ann Arbor, Michigan. The acquisition will strengthen the Company's presence in these sectors, add critical mass to its analytical customer relationship management (aCRM) business in the United States and add a highly skilled team of professionals in the United States to complement MapInfo's aCRM operations in North America.

MapInfo expects this acquisition to be accretive in fiscal 2003, adding at least $13 million in revenues and $0.01 - $0.02 in EPS in the fiscal year ending September 30, 2003.

Under the terms of the transaction, the purchase price consisted of initial consideration of approximately $13 million in cash, subject to a working capital adjustment, plus contingent consideration not to exceed $6 million. Contingent consideration, if any, will be paid at the end of the first and second years following today's closing, based on the profitability of the acquired business. The acquisition was financed with $10 million of cash on hand and $3 million in borrowings under the Company's bank credit facility. The transaction, which is structured as an asset purchase, is effective as of January 6, 2003.

As a well-established, full-service retail consulting firm, Thompson Associates provides a wide variety of location analytics products and services. The acquisition also includes AnySite Software, a division of Thompson Associates, which develops location-based business intelligence software primarily for companies in the retail, restaurant and real estate industries. AnySite Software has been a MapInfo Value Added Reseller (VAR) for more than 10 years and has built applications based upon MapInfo's core technology.

Highlights of the acquisition include:

Strengthened Presence in the U.S. Retail Sector

A recognized leader in retail location analytics, Thompson Associates brings in-depth retail domain knowledge grounded in more than 40 years of experience in dealing with retail industry issues and an established offering of products, services and consulting expertise in retail analytics.

Experienced Leadership Team and Analytical Services Capabilities

The six principal shareholders of Thompson Associates have worked together for over 16 years and bring a proven track record of profitably managing a research-focused business and delivering analytical services. The six principals, led by Robert Buckner, will join MapInfo. In addition, Thompson Associates brings professional sales and services staff experienced in modeling and analytical services.

Impressive Client Base

Thompson Associates has an impressive client base of Fortune 1000 companies across a broad array of retail categories with Home Depot being its largest customer.

"Building MapInfo's analytical customer relationship business is a key component of our strategy for long-term growth. By acquiring Thompson Associates we will achieve critical mass in location-based analytical services in the United States and add extensive domain expertise in location analysis for the retail sector," said Mark Cattini, president and chief executive officer of MapInfo. "With the addition of Thompson Associates' retail, restaurant and real estate clients, MapInfo further reduces its exposure to the communications industry. We plan to grow by extending Thompson Associates' analytical service expertise to vertical markets where MapInfo has an established presence and leveraging Thompson's client base for additional sales of MapInfo's products and services."

"Thompson Associates' services and products and overall vision for the evolution of its offering complements MapInfo's plans to grow its aCRM business," said Robert Buckner, president of Thompson Associates. "In addition, we share a dedication to delivering value by solving customer needs and establishing long-term customer relationships. We are excited about the prospect of joining MapInfo."

The Thompson Group will become a division of MapInfo Corporation and will immediately be integrated into MapInfo's aCRM business unit under the direction of Kevin Antram, vice president and general manager, aCRM, and into MapInfo's corporate infrastructure. The Thompson division will continue to operate from its present offices in Ann Arbor, Michigan and Newport Beach and Dublin, California.

About Thompson Associates

Founded in 1959, Thompson Associates is a leader in retail market analytics and the largest firm of its kind in the United States. Their extensive background in location research, sales forecasting, consumer research and statistical analysis allows them to customize research programs to meet the specific needs of each of its clients. More information on Thompson Associates is available at www.thompsonassociates.com.

About MapInfo

MapInfo Corporation is a global software company that integrates software, data and services to help customers realize greater value from location-based information and drive more insightful decisions. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, NY, MapInfo Corporation is on the World Wide Web at www.mapinfo.com.

Of Note

This press release contains forward-looking statements that involve a number of risks and uncertainties, including any statement that is not a statement of historical fact, such as statements concerning future opportunities in the aCRM market, the Company's business strategy and future opportunities, the future financial and operating results of the Thompson Associates' business, the impact of the transaction on MapInfo's future financial results, benefits and synergies of the transaction, and any other statements about MapInfo's future goals, plans or prospects. Among the important factors that could cause actual results to differ from those indicated by such forward-looking statements are the ability of MapInfo to successfully integrate Thompson Associates' operations and employees and to retain Thompson Associates' customers and employees; the ability to realize possible synergies and cost savings; deteriorating economic conditions; a continuing slowdown in technology spending; a lengthening in customers' decision cycles; delays in product development schedules; pricing pressures; risks and uncertainties associated with the aCRM market, including the continuation of the relationships between MapInfo and its partners, the demand by customers and potential customers for aCRM products and services, and additional competition in the aCRM market; the reduction in capital resources as a result of the transaction; and the other risk factors detailed in the Company's Annual Report on Form 10-K for fiscal 2002. MapInfo disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof.

###

MapInfo and its products are registered trademarks of MapInfo Corporation.